                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

1. AVERAGE ANNUAL TOTAL RETURN (AS OF OCTOBER 31, 1997)

    P (1 + T)(n) = ERV

  Where:              P = a hypothetical initial payment of $1,000
                      T = average annual total return
                      N = number of years
                    ERV = ending redeemable value at the end of the period

             MONEY-    SHORT-   LIMITED-                            INSURED    HIGH-
 EXAMPLE:    MARKET     TERM      TERM    INTERMEDIATE-  LONG-TERM LONG-TERM   YIELD
 ONE YEAR   PORTFOLIO PORTFOLIO PORTFOLIO TERM PORTFOLIO PORTFOLIO PORTFOLIO PORTFOLIO
 --------   --------- --------- --------- -------------- --------- --------- ---------
      P =   $   1,000 $   1,000 $   1,000   $   1,000    $   1,000 $   1,000 $   1,000
      T =       3.50%     4.04%     5.03%       6.56%        8.23%     7.57%     8.35%
      N =           1         1         1           1            1         1         1
    ERV =   $1,034.99 $1,040.39 $1,050.33   $1,065.56    $1,082.29 $1,075.74 $1,083.54
 Five Year
 ---------
      P =   $   1,000 $   1,000 $   1,000   $   1,000    $   1,000 $   1,000 $   1,000
      T =       3.13%     3.91%     4.92%       7.12%        8.16%     7.94%     8.10%
      N =           5         5         5           5            5         5         5
    ERV =   $1,166.73 $1,211.29 $1,271.44   $1,410.65    $1,480.12 $1,465.21 $1,476.36
 Ten Year
 --------
      P =   $   1,000 $   1,000 $   1,000   $   1,000    $   1,000 $   1,000 $   1,000
      T =       4.09%     5.15%     6.26%       8.39%        9.44%     9.06%     9.60%
      N =          10        10        10          10           10        10        10
    ERV =   $1,492.81 $1,651.59 $1,835.21   $2,238.26    $2,464.66 $2,381.27 $2,501.09

2. YIELD (30 Days Ended October 31, 1997)

             a - b
   Yield = 2[(     + 1)(6) - 1]
             c X d

  Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the pe-d riod
              = the maximum offering price per share on the last day of the period

           SHORT-TERM     LIMITED-TERM    INTERMEDIATE-      LONG-TERM      INSURED-LONG      HIGH-YIELD
            PORTFOLIO       PORTFOLIO     TERM PORTFOLIO     PORTFOLIO     TERM PORTFOLIO     PORTFOLIO
          -------------  ---------------  --------------  ---------------  ---------------  --------------
Example
    a =   $4,815,735.51  $  6,857,645.15  $25,534,150.30  $  5,123,062.30  $  8,472,212.38  $ 9,527,348.69
    b =   $  220,971.69  $    297,265.46  $ 1,023,174.31  $    184,470.37  $    302,519.24  $   332,902.43
    c =   95,146,310.25  182,616,623.027  505,776,460.48  111,211,212.266  162,937,819.957  206,999,290.02
    d =   $       15.58  $         10.74  $        13.35  $         11.18  $         12.51  $        10.83
Yield =            3.75%            4.05%           4.40%            4.81%            4.86%           4.98%